Exhibit 99.1

Ophthotech Reports Second Quarter 2014

Financial Results and Provides Business Update

- Conference Call and Webcast, Today, August 6, at 8:00 a.m. ET -

New York, NY, August 6, 2014 — Ophthotech Corporation (Nasdaq: OPHT) today provided an update on the Company’s business and announced financial results for the second quarter ended June 30, 2014.

Recent Highlights

•                  In May 2014, the Company entered into an ex-US licensing and commercialization agreement with Novartis Pharma AG focused on the treatment of wet age-related macular degeneration (AMD). Under the agreement, Ophthotech granted Novartis exclusive rights to commercialize Ophthotech’s lead product candidate, Fovista®, in markets outside the United States while Ophthotech retains sole rights to commercialize Fovista® in the United States.

•                  Total payments to Ophthotech under the agreement could exceed $1 billion in upfront and milestone payments, not including future royalties.

•                  The upfront payment and near-term milestones to Ophthotech could total up to $330 million.  The Company received an upfront payment of $200 million upon execution of the agreement and future Fovista® Phase 3 enrollment-based milestones could total up to $130 million.

•                  Ophthotech is eligible to receive contingent future ex-US marketing approval milestones totaling up to $300 million and ex-US sales milestones of up to $400 million.

•                  Ophthotech is entitled to receive a mid-30 percent royalty on ex-US Fovista® sales.

•                  The Fovista® Phase 3 clinical program in wet age-related macular degeneration (AMD) remains on track.  As previously stated, Ophthotech expects to enroll a total of approximately 1,866 patients.

•                  In August 2014, Ophthotech announced that it has initiated enrollment and dosed the first patient in the first of several planned expansion studies for Fovista® combination therapy.  These expansion studies are designed to further investigate Fovista® in combination with anti-VEGF therapy in wet AMD patients and potentially may expand the market for Fovista®.  The first expansion study is part of Ophthotech’s program designed to investigate the possible role of Fovista® in reducing the formation and/or development of sub-retinal fibrosis in wet AMD.

•                  The potential role of Fovista® (1.5mg) combination therapy in reduction of sub-retinal fibrosis in a sub-group of wet AMD patients with visual loss from the Phase 2b controlled trial was evaluated by an independent third party.  The findings from this study have been accepted as an oral presentation at the 2014 Annual Meeting of the American Academy of Ophthalmology on October 21, 2014.

•                  Planning for additional expansion trials of Fovista® in wet AMD is underway.  These trials include the investigation of Fovista® administered with anti-VEGF therapy for the reduction in the treatment burden, treatment-resistance and reduction of sub-retinal fibrosis in wet AMD patients.

“During the second quarter we achieved a major milestone by executing one of the largest ex-US partnering deals in the biotechnology industry as we entered into a licensing and commercialization agreement with Novartis for the treatment of wet AMD,” said David Guyer, M.D., Chief Executive Officer and Chairman of the Board of Ophthotech. “Following a productive first half of the year with our Fovista® Phase 3 program on track, we are pleased to commence the first of our Fovista® expansion studies with the initiation of a study in our Fovista® anti-fibrosis program. Furthermore, we are delighted that results from the Phase 2b subgroup analysis of Fovista® in combination with anti-VEGF therapy in potentially reducing sub-retinal fibrosis has been recognized and accepted as a paper presentation by the American Academy of Ophthalmology (AAO), a major meeting for retina physicians and ophthalmologists.  This paper is scheduled for presentation on October 21, 2014.”

Financial Results

As of June 30, 2014, the Company had $452.5 million in cash, cash equivalents and marketable securities. Operating expenses for the three months ended June 30, 2014 were $42.3 million, with $34.7 million attributable to research and development. This compares to operating expenses of $7.6 million and research and development expenses of $4.3 million for the same period in 2013. The Company reported a net loss for the quarter ended June 30, 2014 of $52.5 million, or $1.57 per share. This compares to a net loss of $11.9 million, or $8.07 per share, for the same period in 2013.

For the six month period ended June 30, 2014, operating expenses were $63.0 million, with $49.1 million attributable to research and development. This compares to operating expenses of $11.7 million and research and development expenses of $6.7 million for the same period in 2013. The Company reported a net loss for the six month period ended June 30, 2014 of $73.2 million, or $2.23 per share, compared to $18.2 million, or $12.40 per share, for the same period in 2013.

The increases in operating expenses, and resulting increases in net loss, for the three- and six-month periods ended June 30, 2014 over the comparable periods in 2013 relate to the Company’s efforts to progress Fovista® in its Phase 3 clinical program, coupled with a milestone payment of $19.8 million that the Company made to a third party licensor, due in connection with its entry into the licensing and commercialization agreement with Novartis.

About the Fovista® Phase 3 Program

The Fovista® Phase 3 program consists of three clinical trials to evaluate the safety and efficacy of Fovista® anti-PDGF therapy, which Ophthotech is developing for use in combination with anti-VEGF drugs for the treatment of wet age-related macular degeneration. The Company expects to enroll a total of 1,866 patients in the three trials in more than 225 centers worldwide and to have initial, topline data from the Fovista® Phase 3 clinical program available in 2016.

Conference Call/Web Cast Information

Ophthotech will host a conference call/audio web cast to discuss the Company’s financial and operating results and product development programs and to provide a general business update. The call is scheduled for August 6, 2014 at 8:00 a.m. Eastern Time. To participate in this conference call, dial 888-438-5491 (USA) or 719-325-2177 (International), and enter passcode 3578680. A live, listen-only audio webcast of the conference call can be accessed on the Investor Relations section of the Ophthotech website at: www.ophthotech.com. A replay will be available approximately two hours following the live call for one week. The replay number will be 888-203-1112 (USA) or 719-457-0820 (International), passcode 3578680. A replay of the audio webcast will be accessible at: www.ophthotech.com.

About Ophthotech Corporation

Ophthotech is a biopharmaceutical company specializing in the development of novel therapeutics to treat diseases of the eye, with a focus on developing innovative therapies for age-related macular degeneration (AMD). Ophthotech’s most advanced product candidate, Fovista® anti-PDGF therapy, is in Phase 3 clinical trials for use in combination with anti-VEGF drugs that represent the current standard of care for the treatment of wet AMD. Ophthotech’s second product candidate, Zimura™, an inhibitor of complement factor C5, is being developed for the treatment of geographic atrophy (a form of dry AMD) and, in combination with Fovista® and anti-VEGF therapy for wet AMD. For more information, please visit www.ophthotech.com.

Forward-looking Statements

Any statements in this press release about Ophthotech’s future expectations, plans and prospects constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statements about Ophthotech’s strategy, future operations and future expectations and plans and prospects for Ophthotech, and any other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend”, “goal,” “may”, “might,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions. In this press release, Ophthotech’s forward looking statements include statements about potential receipt of milestone payments and royalties under its ex-US licensing and commercialization agreement, the conduct of the Fovista Phase 3 clinical program, including obtaining initial, top-line data from the Fovista Phase 3 clinical program and seeking marketing approval for Fovista, the potential of Fovista as a wet AMD combination therapy, the initiation of additional clinical trials for Fovista and Zimura and obtaining data from these additional planned trials. Such forward-looking statements involve substantial risks and uncertainties that could cause Ophthotech’s clinical development programs, future results, performance or achievements to differ significantly from those express or implied by the forward-looking statements. Such risks and uncertainties include, among others, those related to the initiation and conduct of clinical trials, availability of data from clinical trials and expectations for regulatory approvals or other actions and other factors discussed in the “Risk Factors” section contained in the quarterly and annual reports that Ophthotech files with the SEC. Any forward-looking statements represent Ophthotech’s views only as of the date of this press release. Ophthotech anticipates that subsequent events and developments will cause its views to change. While Ophthotech may elect to update these forward-looking statements at some point in the future, Ophthotech specifically disclaims any obligation to do so except as required by law.

Contacts:

Investors
Kathy Galante
Ophthotech Corporation
Vice President, Investor Relations and Corporate Communications
212-845-8231
kathy.galante@ophthotech.com

Media

Jarrod Aldom

SmithSolve LLC on behalf of Ophthotech Corporation
973-442-1555 ext. 112

jarrod.aldom@smithsolve.com

Ophthotech Corporation

Selected Financial Data (unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Statement of Operations Data:
Costs and expenses:
Research and development	$34,707	$4,345	$49,084	$6,734
General and administrative	7,570	3,242	13,919	4,980
Total costs and expenses	42,277	7,587	63,003	11,714
Loss from operations	(42,277)	(7,587)	(63,003)	(11,714)
Interest income (expense)	72	(1,097)	116	(1,454)
Loss on extinguishment of debt	—	(1,196)	—	(1,196)
Other loss	—	(126)	—	(260)
Net loss before income tax provision	(42,205)	(10,006)	(62,887)	(14,624)
Income tax provision	(10,294)	—	(10,294)	—
Net loss	(52,499)	(10,006)	(73,181)	(14,624)
Add: accretion of preferred stock dividends	—	(1,858)	—	(3,600)
Net loss attributable to common stockholders	$(52,499)	$(11,864)	$(73,181)	$(18,224)
Net loss attributable to common stockholders per share :
Basic and diluted	$(1.57)	$(8.07)	$(2.23)	$(12.40)
Weighted average common shares outstanding:
Basic and diluted	33,373	1,470	32,830	1,470